Exhibit 99.1

ELDORADO RESORTS ANNOUNCES FTC

CLEARANCE FOR PENDING MERGER WITH CAESARS

RENO, Nev. (June 26, 2020) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “Eldorado Resorts” or the “Company”) announced today that the Federal Trade Commission (the “FTC”) has accepted a proposed consent order, which concludes the FTC’s Hart-Scott-Rodino review of Eldorado’s pending merger (the “Merger”) with Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars”). The FTC’s acceptance of the consent order satisfies all required antitrust clearances for the Merger.

The consummation of the Merger remains subject to the satisfaction of other closing conditions, including receipt of all consents and approvals from the Nevada Gaming Control Board, Nevada Gaming Commission, New Jersey Casino Control Commission, Indiana Gaming Commission and Indiana Horse Racing Commission.

“We are delighted to announce the FTC’s approval of our planned Merger with Caesars, which is expected to create the largest owner and operator of U.S. gaming assets. We look forward to completing the Merger, subject to receipt of the remaining consents and approvals from regulators in Nevada, New Jersey and Indiana, ” said Tom Reeg, Chief Executive Officer of Eldorado Resorts.

About Eldorado Resorts

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-three properties in eleven states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. In aggregate, Eldorado’s properties feature approximately 23,900 slot machines, VLTs and e-tables and approximately 660 table games, and over 11,300 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of Eldorado and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the timing and completion of the Merger. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that the forward-looking events discussed in this document will occur or be achieved. There is no assurance that the Merger will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Information on risks and uncertainties is available in each of Eldorado’s and Caesars’ recent filings with the SEC, including their respective reports on Form 10-K, Form 10-Q and Form 8-K. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.

The forward-looking statements in this document speak only as of date of this document. These factors are difficult to anticipate and are generally beyond the control of Eldorado. Eldorado undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Contact:

Brian Agnew

Eldorado Resorts, Inc.

775-328-0112

investorrelations@eldoradoresorts.com

Joseph N. Jaffoni, Richard Land, James Leahy

JCIR

212-835-8500

eri@jcir.com